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Exhibit 10.22

AMENDMENT NO. 2
TO
CREDIT AND SECURITY AGREEMENT

    This AMENDMENT No. 1 TO CREDIT AND SECURITY AGREEMENT, dated as of July 21, 2000 (the "Amendment"), between Lifecore Biomedical, Inc. (the "Borrower") and U.S. Bank National Association (the "Lender").

RECITALS:

    A.  The Borrower and the Lender are parties to that certain Credit and Security Agreement dated as of December 29, 1998, as amended by that certain Amendment No. 1 to Credit and Security Agreement and Consent dated as of February 7, 2000 (as so amended, the "Original Agreement").

    B.  The Borrower has requested that the Lender amend a certain Section of the Original Agreement.

    C.  Subject to the terms and conditions of this Amendment, the Lender will agree to the foregoing requests of the Borrower.

    NOW, THEREFORE, the parties agree as follows:

    1.  Defined Terms. All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

    2.  Amendments. The Original Agreement is further amended as follows:

      (a) Section 1.1 is amended by adding the following new definition of "EBITDA":

      "EBITDA": For any period, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, interest expense (including, without limitation, implicit interest expense on Capitalized Leases), depreciation, amortization and other non-cash expenses or charges, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period."

      (b) Supplement A attached to the Original Agreement is amended in its entirety to conform to Supplement A (Amended 7/2000) attached hereto.

    3.  Conditions to Effectiveness.  This Amendment shall become effective on the date (the "Effective Date") when, and only when, the Lender shall have received:

      (a) Counterparts of this Amendment executed by the Borrower;

      (b) A certified copy of Resolutions of the Board of Directors of Borrower authorizing or ratifying the execution, delivery and performance of this Amendment and any other documents provided for in this Amendment;

      (c) A certificate by the Secretary or any Assistant Secretary of Borrower certifying the names of the officers of Borrower authorized to sign this Amendment and any other documents provided for in this Amendment together with a sample of the true signature of such officers;

      (d) Such other documents as the Lender may reasonably request.

    4.  Representations and Warranties.  To induce the Lender to enter into this Amendment, the Borrower represents and warrants to the Lender as follows:

      (a) The execution, delivery and performance by the Borrower of this Amendment and any other documents to be executed and/or delivered by the Borrower in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower's articles of incorporation or bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property;

      (b) The representations and warranties contained in the Original Agreement are true and correct as of the date hereof as though made on that date except to the extent that such representations and warranties relate solely to an earlier date;

      (c) No events have taken place and no circumstances exist at the date hereof which would give the Borrower the right to assert a defense, offset or counterclaim to any claim by the Lender for payment of the Obligations;

      (d) No Default or Event of Default and no Adverse Event has occurred and is continuing; and

      (e) The Original Agreement as amended by this Amendment and each other Loan Document to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

    5.  Reference to and Effect on the Loan Documents.

      (a) From and after the date of this Amendment, each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Original Agreement, and each reference to the "Agreement", "thereunder", "thereof", "therein" or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby

      (b) Except as specifically set forth above, the Original Agreement remains in full force and effect and is hereby ratified and confirmed.

      (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the Agreement or any other Loan Document, nor constitute a waiver of any provision of the Agreement or any such other Loan Document.

    6.  Costs, Expenses and Taxes.  The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys' fees and legal expenses. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lender harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Borrower's paying or omission to pay, such taxes or fees.

    7.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

    8.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    9.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

LIFECORE BIOMEDICAL, INC.
By:	/s/ DENNIS J. ALLINGHAM
Title:	Exec. Vice Pres & CFO

Signed and sworn to before me this
21 day of July, 2000.

/s/ COLLEEN M. OLSON

Notary Public

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ KIM LEPPANEN
Title:	Vice President

SUPPLEMENT A (Amended 7/2000)
to
CREDIT AND SECURITY AGREEMENT
Between
U.S. BANK NATIONAL ASSOCIATION (the "Lender")
and
LIFECORE BIOMEDICAL, INC. (the "Borrower")

    1.  Credit Agreement Reference.  This Supplement A, as it may be amended or modified from time to time, is a part of the Credit and Security Agreement, dated as of December 29, 1998, between the Borrower and the Lender (together with all amendments, modifications and supplements thereto, the "Credit Agreement"). Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement unless the context otherwise requires.

    2.  Definitions.

      2.1  Credit Amount.  The term "Credit Amount" shall be Five Million and No/100ths ($5,000,000.00).

      2.2  Borrowing Base.  The term "Borrowing Base" shall mean:

         (i) an amount (the "Accounts Receivable Availability") of up to the sum of: (1) 85% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's Eligible Accounts Receivable other than the Eligible Accounts Receivable arising from purchase agreements or contracts permitting to pay such Account Receivable through installments (such Accounts Receivable being an "Installment Accounts Receivable"); plus (2) 50% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's Eligible Accounts Receivable that are Installment Accounts Receivable; plus

        (ii) an amount (the "Inventory Availability") of up to the sum of:

          (1) the lesser of (A) 50% of the net value (the lower of the cost, determined on a first in first out basis, or market value of such Inventory, as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary)(such value is hereinafter called the "Net Value") of the Borrower's Oral Restorative Division's Eligible Inventory comprised of finished goods inventory; or (B) $1,500,000, such dollar amount is hereinafter called the "Oral Restorative Division's Inventory Availability Sublimit"); plus

          (2) the lesser of (A) the sum of: (i) 50% of the Net Value of the Borrower's Hyaluronate Division's Eligible Inventory comprised of aseptic fill finished goods inventory; plus (ii) 20% of the Net Value of the Borrower's Hyaluronate Division's Eligible Inventory comprised of raw materials inventory; plus (iii) an amount of the Hyaluronate Division's Eligible Inventory comprised of hyaluronate powder to the extent subject to a contract between the Borrower and Alcon Laboratories ("Alcon") requiring Alcon to purchase such amount of hyaluronate powder but in no event shall the Borrowing Base amount of hyaluronate powder exceed $1,100,000; or (B) $2,000,000, such dollar amount is hereinafter called the "Hyaluronate Division's Inventory Availability Sublimit;" and together with the Oral Restorative Division's Inventory Availability Sublimit being sometimes hereinafter referred to as an Inventory Availability Sublimit").

      2.3  Letter of Credit Sublimit.  Intentionally Deleted.

      2.4  Termination Date.  The term "Termination Date" shall mean the earliest of (i) December 29, 2001, or (ii) the date on which the Credit is terminated pursuant to Section 7.2 of the Credit Agreement.

    3.  Interest; Fees.

      3.1  Loans.

        (a) Interest Rate. The unpaid principal balance of the Loans (other than Overdraft Loans and Over Advances) shall bear interest at the Reference Rate.

        (b) Default Rate. The rate per annum equal to 2.00% in excess of the Reference Rate from time to time in effect.

        (c) Minimum Interest Charge. If the aggregate interest accrued on the Loans during any Loan Year is less than $96,000, then the Borrower shall pay the difference between $96,000 and the actual interest accrued on the Loans during such Loan Year. The amount payable under this Section is immediately due and payable upon the Lender's submission of an invoice therefor.

      3.2  Overdraft Loans; Over Advances.  Overdraft Loans and Over Advances shall bear interest at the rate(s) determined pursuant to Section 2.7 or Section 2.8 of the Credit Agreement, as applicable.

      3.3  Unused Credit Fee.  The Unused Credit Fee shall be an amount equal to 0.25% per annum of the average Daily Unused Credit Amount, calculated on the basis of actual days elapsed over a year of 360 days and twelve 30-day months. The Unused Credit Fee shall be and is payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur after the date hereof, and on the date the Credit terminates.

      3.4  Letter of Credit Commission.  Intentionally Deleted.

      3.5  Credit Termination Fee.  Upon termination or cancellation of the Credit prior to the stated Termination Date described in Section 2.4(i) of this Supplement A, the Borrower shall pay to the Lender a termination fee in an amount equal to: (a) two percent percent (2.00%) of the Credit Amount in the event that the Credit is terminated or cancelled during the first Loan Year, and (b) one percent (1.00%) of the Credit Amount thereafter; provided, that no credit termination fee is payable if Lender refinances the credit facility provided by the Credit Agreement.

    4.  Eligible Account Receivable Requirements.  The Account Receivable, other than an Installment Account Receivable, cannot be payable in installments. The Account Receivable, other than an Installment Account Receivable, must not be unpaid on the date that is the earlier of 91 days after the date of the invoice evidencing such Account Receivable or 60 days after the original due date stated in such invoice or, if such unpaid, such Account Receivable shall cease to be an Eligible Account Receivable. If any installment on any Installment Account Receivable remains unpaid more than 31 days past its original due date, then such Installment Account Receivable shall cease to be an Eligible Account Receivable in its entirety. If 10% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor cease to be Eligible Accounts Receivable pursuant to this Section 4 where such percentage is calculated based on all of such Account Debtor's Accounts Receivable regardless of type, then all of such Account Debtor's Accounts Receivable shall cease to be Eligible Accounts Receivable.

    5.  Eligible Inventory Requirements.  Inclusion of hyaluronate powder in the Borrowing Base is conditioned upon the existence of a contract between the Borrower and Alcon requiring Alcon to purchase hyaluronate powder.

    6.  Eligible Equipment Requirements.  Intentionally Deleted.

    7.  Additional Covenants.  From the date of this Supplement A and thereafter until all of the Borrower's Obligations under the Credit Agreement are paid in full, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

      7.1  Net Worth  Permit at any time the Borrower's Net Worth to be less than the sum of: (a) (i) from the Closing Date through and including June 30, 1999, $51,000,000; or (ii) at any time thereafter, the sum of: (A) $51,000,000; plus (B) 50% of the Borrower's cumulative after-tax net income (without any deduction for losses) earned on or after July 1, 1998; plus (b) 100% of the book value increase resulting from the issuance of any capital stock including, without limitation, any increase in paid-in-capital resulting from such issuance.

      7.2  Capital Expenditures.  Make Capital Expenditures in an amount exceeding on a consolidated basis: (a) $2,000,000 during the Borrower's 1999 fiscal year; (b) $3,000,000 during the Borrower's 2000 fiscal year; or (c) $4,500,000 during the Borrower's 2001 fiscal year.

      7.5  Interest Coverage Ratio.  As of the last day of any fiscal quarter, commencing with the fiscal quarter ending on June 30, 1999, through and including the fiscal quarter ending on March 31, 2000, permit the ratio of: (a) the Borrower's EBIT for the 12 consecutive fiscal months ending on that date to (b) its consolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases) for the same period to be less than 1.0 to 1.0.

  [Remainder of this page intentionally blank]

      7.6  Fixed Charge Coverage Ratio.  (a) As of the last day of any fiscal quarter, permit the ratio of: (a) the Borrower's EBITDA for the period of consecutive months indicated (the "FCC Calculation Period") on the following table (the "FCC Table") and ending on such date to (b) the sum of its consolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases) plus scheduled payments of long term debt (excluding the note payable to Bridger Biomed), cash payments for taxes, dividends paid, and Capital Expenditures for the same period (such ratio being the "FCC Ratio") to be less than the ratio specified on the FCC Table:

Fiscal Quarter End	Minimum FCC Ratio	FCC Calculation Period
June 30, 2000	1.05:1.00	12 months
September 30,2000	1.05:1.00	3 months
December 31, 2000	0.85:1.00	6 months
March 31, 2001	1.10:1.0	9 months
June 30, 2001 and any subsequent fiscal quarter end	1.10:1.0	12 months
Borrower's Initials:	DJA

Lender's Initials:	KAC

Date:	As of July 21, 2000

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AMENDMENT NO. 2 TO CREDIT AND SECURITY AGREEMENT
RECITALS:
SUPPLEMENT A (Amended 7/2000) to CREDIT AND SECURITY AGREEMENT Between U.S. BANK NATIONAL ASSOCIATION (the " Lender ") and LIFECORE BIOMEDICAL, INC. (the " Borrower ")